RIVERSOURCE SECTOR SERIES, INC. - FORM N-SAR EXHIBIT (SEMI 2007)


EXHIBIT 77H, CHANGES IN CONTROL OF REGISTRANT

For RiverSource Real Estate Fund:

During the six-month period ended Dec. 31, 2007, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.